Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2007 Year End Results

Revenue Increases 14% and Pre-tax Income Increases 22%
BRENTWOOD, Tenn., (March 11, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the fourth quarter and year ended December 31, 2007.
2007 Highlights
Key Highlights for 2007 include the following:
•	Good financial performance, marked by increases in revenue of 14.2%, operating income of 10.7%, and funds provided by operations of 18.7%, as compared to 2006.
•	Continued growth of company through the SMSA Acquisition, renovation program, and a new leased facility in Texas.
•	Continued success from operational improvements, including an improvement in the case mix of Medicare patients, leading to an 8.4% increase in Medicare rates compared to 2006, on a same center basis.
•	Good cost control, particularly in operating wages.
Income Statement — Year Ended December 31, 2007
Operating income for the year ended December 31, 2007 was $17.6 million, compared to $15.9 million for the year ended December 31, 2006, an increase of 10.7%.
Income from continuing operations before income taxes increased 22% to $15.8 million in 2007 from $12.9 million in 2006.
Professional liability resulted in a net benefit of $1.7 million in 2007, compared to a net benefit of $5.4 million in 2006, a reduction in the benefit of $3.7 million.
Net income from continuing operations was $9.5 million and $1.49 per diluted common share in 2007 versus $22.4 million and $3.42 per diluted common share in 2006. An income tax provision of $6.3 million was recorded in 2007, compared to a tax benefit of $9.5 million in 2006. The Company’s income tax benefit in 2006 resulted from reductions in the valuation allowance for deferred tax assets.
Balance Sheet
Stockholders’ Equity increased to $12.7 million at the end of 2007, from $3.8 million at the end of 2006, and working capital increased to $15.7 million at the end of 2007, compared to $8.2 million at the end of 2006. Total debt at the end of 2007 was $34.5 million, compared to $31.5 million at the end of 2006. During the fourth quarter of 2007, the Company reduced total debt by $4.0 million, and repurchased 74,500 shares of its common stock for approximately $0.8 million.
Funds Provided By Operations — Year Ended December 31, 2007
Funds provided by operations in 2007 increased to $17.1 million from $14.4 million in 2006. Funds provided by operations is a non-GAAP measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release.
Other Highlights for the Year Ended 2007
The Company completed the acquisition of the leasehold interests and operations of seven skilled nursing facilities in Texas (SMSA Acquisition) on August 10, 2007. Effective November 1, 2007, the Company entered into a lease for a skilled nursing facility in Texas, as described below. Financial and statistical data reported in this earnings release for these facilities (“New Texas Facilities”) include the results of their operations from the date of acquisition in the case of the SMSA Acquisition, and beginning November 1, 2007 for the new leased facility.
Revenues increased to $245.1 million in 2007 from $214.7 million in 2006, an increase of $30.4 million, or 14.2%. Revenues related to the New Texas Facilities were $19.6 million in 2007. Same center patient revenues increased to $225.5 million in 2007 from $214.7 million in 2006, an increase of $10.8 million, or 5.0%. This increase is due primarily to increased Medicaid rates in certain states and Medicare rate increases.
The following table summarizes key revenue and census statistics for the year and segregates effects of the New Texas Facilities.

	Year Ended
	December 31,
	2007	2006
Skilled nursing occupancy:
Same center	78.8%	78.8%
New Texas Facilities	67.4%	n/a
Total continuing operations	77.6%	78.8%
Medicare census as percent of total:
Same center	13.6%	13.8%
New Texas Facilities	12.9%	n/a
Total continuing operations	13.6%	13.8%
Medicare revenues as percent of total:
Same center	30.8%	30.6%
New Texas Facilities	35.3%	n/a
Total continuing operations	31.2%	30.6%
Medicaid revenues as percent of total:
Same center	56.7%	56.4%
New Texas Facilities	44.3%	n/a
Total continuing operations	55.7%	56.4%
Medicare average rate per day:
Same center	$351.80	$324.48
New Texas Facilities	$390.54	n/a
Total continuing operations	$355.11	$324.48
Medicaid average rate per day:
Same center	$140.12	$133.78
New Texas Facilities	$110.69	n/a
Total continuing operations	$137.79	$133.78

On a same center basis, the Company’s average rate per day for Medicare Part A patients increased 8.4% in 2007 compared to 2006 as a result of annual inflation adjustments and the higher acuity levels of Medicare patients in 2007 compared to 2006. The average rate per day for Medicaid patients increased 4.7% in 2007 compared to 2006 as a result of higher patient acuity levels, certain state increases to offset minimum wage adjustments, effects of stock based compensation charges and other rate increases in certain states.
Operating expenses increased to $187.5 million in 2007 from $163.4 million in 2006, an increase of $24.1 million, or 14.7%. Operating expenses related to the New Texas Facilities were $17.1 million in 2007. Same center operating expenses increased to $170.4 million in 2007 from $163.4 million in 2006, an increase of $7.0 million, or 4.3%. This increase is primarily attributable to cost increases related to wages and benefits, partially offset by reductions in bad debt expenses and costs of workers compensation insurance. On a same center basis, operating expense decreased to 75.6% of revenue in 2007, compared to 76.1% of revenue in 2006.
The largest component of operating expenses is wages, which increased to $111.7 million in 2007 from $97.5 million in 2006, an increase of $14.2 million, or 14.6%. Wages related to the New Texas Facilities were approximately $9.7 million. Same center wages increased approximately $4.5 million, or 4.6%, primarily due to increases in wages as a result of competitive labor markets in most of the areas in which the Company operates, regular merit and inflationary raises for personnel (increase of approximately 3.8% for the period) and labor costs associated with increases in patient acuity levels.
Employee health insurance costs were approximately $0.6 million higher in 2007 compared to 2006 on a same center basis, an increase of approximately 14.3%. The Company is self insured for the first $150,000 in claims per employee each year, and employee health insurance costs can vary significantly from year to year.
These increased costs were partially offset by reductions in bad debt expense and workers compensation insurance. Bad debt expense was $0.6 million lower in 2007 compared to 2006, on a same center basis. Costs of workers compensation insurance were approximately $0.7 million lower in 2007 compared to 2006 on a same center basis, due to better than expected claims experience.
The remaining increases in operating expenses are primarily due to the effects of increases in patient acuity levels. Although overall Medicare census declined slightly, the acuity levels of the Company’s patients were higher than in 2006 resulting in greater costs to care for these patients.
General and administrative expenses were $3.5 million lower in 2007 than 2006, a decrease of 16.5%, primarily due to lower charges for non-cash stock based compensation ($4.4 million) and reduced costs of compliance with the Sarbanes-Oxley Act of 2002 ($0.7 million). Partially offsetting these reductions were increased compensation costs of approximately $0.9 million, resulting from normal merit and inflationary increases ($0.3 million, approximately 4.3%), new positions added to improve marketing, operational and financial controls ($0.3 million), and higher incentive compensation costs ($0.3 million) as a result of operating performance.
Revenue and Income Highlights for Fourth Quarter 2007
Revenue increased to $71.2 million in the fourth quarter of 2007 from $55.2 million in the fourth quarter of 2006. Revenues of the New Texas Facilities were $13.0 million in the fourth quarter of 2007. On a same center basis, revenues increased to $58.2 million from $55.2 million, an increase of 5.4%. On a same center basis, occupancy was 79.1% in the fourth quarter of 2007, compared to 79.2% in the fourth quarter of 2006. Medicare utilization was 12.6% in the fourth quarter of 2007, compared to 13.6% in the fourth quarter of 2006. For the fourth quarter of 2007 compared to the fourth quarter of 2006, the average rate per day for Medicare patients increased to $374.57 from $332.32, or 12.7%, and the average rate per day for Medicaid patients increased to $143.28 from $136.49, or 5.0%. The increase in Medicare and Medicaid rates is due to higher patient acuity levels, regular rate increases, and other factors.
Income from continuing operations before income taxes was $3.2 million for fourth quarter of 2007, compared to $2.0 million for the same period in 2006. The provision for income taxes was $1.3 million in the fourth quarter of 2007, compared to a benefit for income taxes of $0.4 million in the fourth quarter of 2006. The diluted income per common share from continuing operations was $0.28 and $0.38 for 2007 and 2006, respectively.
Funds provided by operations in the fourth quarter of 2007 increased to $6.4 million from $3.0 million in the fourth quarter of 2006 and $4.2 million in the third quarter of 2007. Payments for professional liability claims during the fourth quarter of 2007 were $0.2 million, compared to $1.2 million in the fourth quarter of 2006. Funds provided by operations is a non-GAAP measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release.
Facility Renovation Update
Eight facilities have been renovated since commencing the facility renovation program in the third quarter of 2005. There are two renovation projects in progress, with expected completion by the third quarter of 2008. We expect to begin renovation on two more facilities in the second quarter.
For the seven facilities with renovations completed before the beginning of the fourth quarter of 2007, comparing the fourth quarter of 2007 to the twelve month periods prior to the commencement of renovation for each facility, fourth quarter 2007 occupancy improved to 72.0% from 64.6%, while Medicare census as a percentage of total census increased to 13.7% from 12.8%.
West Virginia Facility
As previously announced, the Company entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia and made an application to state regulatory authorities to operate the facility and construct a new 90 bed replacement facility. The application was approved in February 2008, subject to rights of appeal by contesting parties. Once final appeals, if any, are resolved, the Company intends to arrange financing and begin construction of the replacement facility.
New Lease
In November 2007, the Company entered into a short-term lease for a facility in Paris, Texas, from a subsidiary of Omega Healthcare Investors, Inc. (“Omega”), and is evaluating the possibility of entering into an agreement with Omega for the construction of a replacement facility to be leased by the Company. It is anticipated that the Company would supervise construction, with funding provided by Omega. Upon completion of construction, the Company would lease the facility from Omega under a lease agreement with an initial term of five years, with renewal options through 2035.
Share Repurchase Program
In November 2007, the Company’s Board of Directors authorized the repurchase of up to $2.5 million of the Company’s common stock pursuant to a plan under Rule 10b5-1 and in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. During 2007, the Company spent $0.8 million to repurchase 74,500 shares of its common stock.

CEO Remarks
William R. Council, III, commented, “I am pleased with the financial and operating performance of the Company during 2007. We were able to attract high acuity patients, resulting in higher reimbursement rates, and our cost control was excellent, contributing to the solid results.
“We continue to make good progress on the integration of the SMSA Facilities and improving their results of operations. During the fourth quarter, these homes improved their Medicare utilization to 13.6%, from 12.0% in the third quarter, and the results were accretive, contributing $0.4 million to fourth quarter operating income. I remain very confident in our ability to improve the operations of these nursing centers.
“The construction of the replacement facility in Paris, Texas, is a good opportunity for further growth. We believe that with a new building, we can build census and do very well in this market. In addition, we have received preliminary approval for our West Virginia CON application and look forward to beginning this project
“Finally, I’d like to say that I’m happy with the progress we made on the goals we announced at the start of the year. We expanded the Company with the SMSA Acquisition as well as internally through our renovation program. These steps, combined with our operational and cost initiatives, are reflected in our good results for 2007. We continue to look for accretive development opportunities, while maintaining the focus on existing growth.”
Conference Call Information
A conference call has been scheduled for Wednesday, March 12, 2008 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss 2007 year end results.
The conference call information is as follows:

Date:	Wednesday, March 12, 2008
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-713-4199 (domestic) or 617-213-4861 (international)
Passcode:	18372837
A replay of the conference call will be accessible two hours after its completion through March 19, 2008 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 45626548.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to integrate the acquired skilled nursing facilities into our business and achieve the anticipated cost savings, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS:
Current Assets
Cash and cash equivalents	$11,658	$12,344
Receivables, net	26,444	16,902
Deferred income taxes	2,110	1,785
Other current assets	3,993	6,759

Total current assets	44,205	37,790
Property and equipment, net	31,658	28,773
Deferred income taxes	16,568	21,849
Note receivable, net	4,983	4,758
Acquired leasehold interest, net	9,492	—
Other assets, net	3,184	3,731

TOTAL ASSETS	$110,090	$96,901

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt and current portion of long-term debt	$1,942	$7,249
Trade accounts payable	6,636	4,566
Accrued expenses:
Payroll and employee benefits	11,360	9,363
Current portion of self-insurance reserves	4,597	4,838
Other current liabilities	3,993	3,600

Total current liabilities	28,528	29,616
Noncurrent Liabilities
Long-term debt, less current portion	32,513	24,267
Self-insurance reserves, less current portion	17,578	22,159
Other noncurrent liabilities	9,137	5,733

Total noncurrent liabilities	59,228	52,159
PREFERRED STOCK	9,590	11,289
SHAREHOLDERS’ EQUITY	12,744	3,837

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$110,090	$96,901

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$71,204	$55,189	$245,061	$214,653

EXPENSES:
Operating — See Note	54,573	41,657	187,463	163,386
Lease	5,650	4,569	20,019	16,082
Professional liability	1,298	122	(1,663)	(5,354)
General and administrative — See Note	4,619	4,948	17,552	21,032
Depreciation and amortization	1,219	864	4,093	3,614

	67,359	52,160	227,464	198,760

OPERATING INCOME	3,845	3,029	17,597	15,893

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	65	(248)	808	21
Other income	—	—	—	207
Interest income	245	185	1,016	679
Interest expense	(1,001)	(939)	(3,549)	(3,707)
Debt retirement costs	—	—	(116)	(194)

	(691)	(1,002)	(1,841)	(2,994)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,154	2,027	15,756	12,899
PROVISION (BENEFIT) FOR INCOME TAXES	1,330	(408)	6,270	(9,496)
NET INCOME FROM CONTINUING OPERATIONS	1,824	2,435	9,486	22,395

DISCONTINUED OPERATIONS:
Operating income (loss), net of tax benefit of $49, $0, $59, and $0, respectively	10	(80)	(91)	(337)
Gain (loss) on sale, net of tax benefit of $0, $0, $6, and $0, respectively	(1)	8	(8)	(114)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	9	(72)	(99)	(451)

NET INCOME	1,833	2,363	9,387	21,944
PREFERRED STOCK DIVIDENDS	86	86	344	340

NET INCOME FOR COMMON STOCK	$1,747	$2,277	$9,043	$21,604

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.30	$0.40	$1.56	$3.81
Loss from discontinued operations	—	(0.01)	(0.02)	(0.07)

	$0.30	$0.39	$1.54	$3.74

Per common share — diluted
Income from continuing operations	$0.28	$0.38	$1.49	$3.42
Loss from discontinued operations	0.01	(0.01)	(0.01)	(0.07)

	$0.29	$0.37	$1.48	$3.35

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,857	5,847	5,870	5,784

Diluted	6,117	6,250	6,127	6,507

Note:	Operating expense includes stock based compensation charges of $8 and $0 in the three month periods ended December 31, 2007 and 2006, respectively, and $22 and $127 in the years 2007 and 2006, respectively. General and administrative expense includes stock based compensation charges of $186 and $80 in the three month periods ended December 31, 2007 and 2006, respectively, and $626 and $5,057 in the years 2007 and 2006, respectively (amounts in thousands).

ADVOCAT INC.
SAME CENTER STATEMENTS OF INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
PATIENT REVENUES, NET	$58,187	$55,189	$225,449	$214,653

EXPENSES:
Operating	43,477	41,657	170,429	163,386
Lease	4,665	4,569	18,506	16,082
Professional liability	1,191	122	(1,854)	(5,354)
General and administrative	4,341	4,948	16,866	21,032
Depreciation and amortization	998	864	3,783	3,614

	54,672	52,160	207,730	198,760

OPERATING INCOME	3,515	3,029	17,719	15,893

OTHER INCOME (EXPENSE):
Foreign currency transaction gain	65	(248)	808	21
Other income	—	—	—	207
Interest income	245	185	1,016	679
Interest expense	(763)	(939)	(3,174)	(3,707)
Debt retirement costs	—	—	(116)	(194)

	(453)	(1,002)	(1,466)	(2,994)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$3,062	$2,027	$16,253	$12,899

Note	The table above presents the unaudited statements of income from continuing operations before taxes for the three and twelve month periods ended December 31, 2007 and 2006 on a same center basis, excluding the effects of the New Texas Facilities and discontinued operations.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME	$1,833	$2,363	$9,387	$21,944
Income (loss) from discontinued operations	9	(72)	(99)	(451)

Net income from continuing operations	1,824	2,435	9,486	22,395
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation	1,219	864	4,093	3,614
Provision for doubtful accounts	280	379	1,089	1,610
Deferred income tax provision (benefit)	1,424	(456)	5,137	(9,719)
Provision (benefit) for self-insured professional liability, net of cash payments	956	(1,207)	(5,054)	(9,323)
Stock-based compensation	194	80	648	5,184
Amortization of deferred balances	113	104	334	289
Provision for leases in excess of cash payments	481	592	2,234	606
Other	(98)	214	(824)	(218)

FUNDS PROVIDED BY OPERATIONS	$6,393	$3,005	$17,143	$14,438

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by Operations	$6,393	$3,005	$17,143	$14,438
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(3,113)	1,388	(10,633)	(393)
Prepaid expenses and other assets	1,909	1,368	2,781	928
Trade accounts payable and accrued expenses	409	1,973	3,374	425

Net cash provided by operating activities of continuing operations	$5,598	$7,734	$12,665	$15,398

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
DECEMBER 31, 2007
(Unaudited)

			For the Three Months Ended December 31, 2007
								Medicare	Medicaid
			Skilled					Room and	Room and
	As of		Nursing	Occupancy			2007	Board	Board
	December 31, 2007		Weighted	(Note 2)			Q4	Revenue	Revenue
			Average				Revenue	PPD	PPD
	Licensed	Available	Daily Census	Licensed	Available	Medicare	($ in millions)	2007	2007
Region	Beds	Beds	(Note 1)	Beds	Beds	Utilization	(Note 3)	(Note 4)	(Note 4)
Alabama	711	699	594	83.6%	85.0%	11.4%	$10.3	$370.73	$154.32
Arkansas	1,311	1,163	876	66.8%	75.3%	14.0%	13.5	352.24	133.12
Florida	502	460	417	83.0%	90.6%	10.5%	7.4	399.31	154.03
Kentucky (Note 5)	775	742	695	89.6%	93.6%	11.6%	13.4	404.02	167.10
Tennessee	617	586	516	83.6%	88.0%	15.4%	8.4	380.10	129.24
Texas	1,857	1,646	1,287	70.1%	79.5%	12.8%	17.8	386.42	110.09

Total	5,773	5,296	4,384	76.2%	83.0%	12.7%	$70.8	$379.55	$137.52

			For the Three Months Ended December 31, 2007
								Medicare	Medicaid
			Skilled					Room and	Room and
	As of		Nursing	Occupancy			2007	Board	Board
	December 31, 2007		Weighted	(Note 2)			Q4	Revenue	Revenue
			Average				Revenue	PPD	PPD
	Licensed	Available	Daily Census	Licensed	Available	Medicare	($ in millions)	2007	2007
Region	Beds	Beds	(Note 1)	Beds	Beds	Utilization	(Note 3)	(Note 4)	(Note 4)
Alabama	711	699	599	84.3%	85.7%	13.3%	$40.6	$344.74	$148.80
Arkansas	1,311	1,163	870	66.3%	74.8%	14.7%	52.2	327.63	130.95
Florida	502	460	420	83.7%	91.3%	10.3%	29.2	376.86	156.89
Kentucky (Note 5)	775	742	694	89.6%	93.6%	12.6%	50.8	377.21	159.71
Tennessee	617	586	504	81.7%	86.0%	16.2%	31.8	361.93	126.75
Texas	1,857	1,646	1,282	72.7%	82.3%	13.4%	39.4	365.13	107.63

Total	5,773	5,296	4,369	77.6%	83.9%	13.6%	$244.0	$355.11	$137.79

Note 1:	Average daily census includes results of the New Texas Facilities on a weighted average basis.
Note 2:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.
Note 3:	Total revenue for regions excludes approximately $0.4 million and $1.1 million of ancillary services and other revenue for the three and twelve month periods ended December 31, 2007, respectively.
Note 4:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.
Note 5:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.
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